                                                                     Exhibit 8.1


                   [Form of Kirkland & Ellis LLP Tax Opinion]

                                        , 2004

Alliance Laundry Holdings, Inc.
P.O. Box 990
Ripon, Wisconsin 54971-0990

Ladies and Gentlemen:

     We have acted as counsel to Alliance Laundry Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (Registration No. 333-114420) originally filed by the Company with the Securities and Exchange Commission (the "Commission") on April 13, 2004, and Amendment No. 1 thereto filed on May 24, 2004 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to
(i) the issuance by the Company of an aggregate of        shares of Class A
common stock, par value $0.01 per share (the "Class A Common Stock"), (ii) the
issuance by the Company of $      million aggregate principal amount of senior
subordinated notes due 2019 (the "Notes"), (iii) the issuance by certain subsidiaries of the Company (collectively, the "Guarantors") of guarantees (the "Guarantees") with respect to the Notes, and (iv) the issuance by the Company of
an aggregate of            Income Deposit Securities (the "IDSs"). The Notes and
the Guarantees will be issued under and indenture (the "Indenture") among the Company, the Guarantors, and The Bank of New York, as trustee.

     In delivering this opinion letter, we have examined the Registration Statement, a form of stock certificate for the Class A Common Stock, a form of the IDSs, and the form of the Indenture, which have each been filed with the Commission as exhibits to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments, and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.

     Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service, and other applicable authorities, all as in effect on the date hereof and subject to the limitations set forth therein, the statements contained in the Registration Statement under the caption "Material United States Federal Income Tax Consequences" insofar as they discuss matters of United States Federal tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material United States federal income tax considerations to a United States holder or, as the case may be, a non-United States holder, arising from the purchase, ownership and disposition of IDSs, Notes, or Class A Common Stock.

     Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the captions "What will be the United State federal income tax consequences of an investment in the IDSs", "Material United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.


                                                     Sincerely,